Exhibit 10.10(3)

UPS MANAGEMENT INCENTIVE PROGRAM

Terms and Conditions

1.	Establishment, Objectives and Duration.

1.1	Establishment of the Program and Effective Date. The Compensation Committee of the Board of Directors of United Parcel Service, Inc. (“Committee”) hereby establishes this Management Incentive Program (“MIP”) to provide for Management Incentive Awards pursuant to Article 10 of the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan, as amended from time to time (“ICP”). This document sets forth the rules under which Management Incentive Awards described in Article 10 of the ICP will be made and administered for Eligible Employees. Capitalized terms will have the meanings set forth in Section 8 herein.

The MIP will be effective as of January 1, 2011 (“MIP Effective Date”).

1.2	Objectives of the MIP. The objectives of MIP are to align incentive pay with annual performance. The MIP also aligns the interests of UPS employees and shareowners by strengthening the link between key business objectives and incentive compensation.

1.3	Duration of the Program. The MIP shall commence on the MIP Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the MIP at any time pursuant to Section 7.3 hereof; however, in no event may a MIP Award be made after the expiration of the ICP, as described in ICP Section 1.3.

2.	Administration.

2.1	Authority of the Committee. The MIP will be administered by the Committee, which shall have the same power and authority to administer the MIP as it does to administer the ICP.

2.2	Delegation. Except with respect to the obligations assigned to the Committee to determine awards for Management Committee Employees, including those identified in Sections 4.1.5, 4.2.4, 5.1, 5.3, 6.3.2 and 8.5, and to amend or terminate the MIP as described in Section 7.3, the Committee may delegate its power, authority and duties as identified herein to the UPS Salary Committee or the UPS Management Committee or any members thereof. The UPS Salary Committee shall have those powers, authority and duties expressly delegated to it herein, including, for example, to make MIP Awards to Eligible Employees who are not Management Committee Eligible Employees, together with any other powers, authority and duties delegated to it by the Committee.

2.3	Decisions Binding. All decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, its stockholders, any Eligible

Employee, and their estates and beneficiaries. Further, all of the decisions of the UPS Salary Committee or any other delegee of the Committee within the scope of the applicable delegation shall be final, conclusive and binding on all persons as if made by the Committee.

3.	Eligibility for Awards. Only an Eligible Employee shall be considered for a MIP Award. The UPS Salary Committee shall have broad discretion to determine the eligibility criteria for Eligible Employees other than Management Committee Eligible Employees. An employee who is eligible for an award under the UPS International Management Incentive Program shall not also be an Eligible Employee under the MIP for the same Plan Year. If an employee (other than a Management Committee Eligible Employee) could be considered for either the UPS International Management Incentive Program or the MIP in the same Plan Year, the Salary Committee shall determine which program he or she will participate in based on the employee’s status on the MIP Eligibility Date. In addition, the Salary Committee shall have complete discretion to make appropriate adjustments for employees (other than Management Committee Eligible Employees) who transfer from an employment category covered by the UPS International Management Incentive Program to the MIP during any Plan Year.

4.	MIP Awards. The MIP Award is comprised of two types of awards, a Performance Incentive Award and an Ownership Incentive Award.

4.1	Performance Incentive Award.

4.1.1	Eligible Employees (other than Management Committee Eligible Employees). The Performance Incentive Award for each Eligible Employee (other than a Management Committee Eligible Employee) is determined by multiplying the Eligible Employee’s Annualized Salary by the MIP Factor and the Eligible Employee’s Performance Incentive Award Target as set forth on Exhibit A. Annualized Salary and the Performance Incentive Award Target are determined as of the MIP Record Date for the applicable Plan Year.

4.1.2

Business Elements. The UPS Salary Committee shall have broad discretion to establish the business elements upon which the MIP Factor for a Plan Year will be based and shall establish and communicate those business elements on or before the 90th day of each Plan Year. The UPS Salary Committee will make quarterly reports to the Committee regarding the business elements as described in Section 5.3.

4.1.3

MIP Factor, Award Determination. The UPS Salary Committee shall have broad discretion to determine the MIP Factor for each Plan Year based on performance with respect to the business elements described in Section 4.1.2. At the end of each Plan Year, the UPS Salary Committee will examine the performance in respect of each business element, will establish the MIP Factor for such Plan Year and will calculate the amount of the Performance Incentive Award to each Eligible Employee (other than a Management Committee Eligible Employee) employed on the MIP Eligibility Date and will grant the Performance Incentive Award to each such Eligible Employee. At the UPS Salary Committee’s direction, each Eligible Employee will receive written notification of his or her award.

4.1.4	Minimum MIP Factor. Prior to the end of any Plan Year, the UPS Salary Committee may establish a minimum MIP Factor that will result in payment of a minimum Performance Incentive Award for each Eligible Employee (other than a Management Committee Eligible Employee) employed on the MIP Eligibility Date for such Plan Year without regard to the performance in respect of the business elements in the final quarter of such Plan Year. The UPS Salary Committee will communicate any such minimum MIP Factor to the Committee.

4.1.5	UPS Management Committee. The Committee must approve and grant the Performance Incentive Award for any Eligible Employee who is a member of the UPS Management Committee. Further, the Performance Incentive Award for each Management Committee Eligible Employee shall be determined by the Committee in accordance with Section 5 below.

4.2	Ownership Incentive Award.

4.2.1	General. The Ownership Incentive Award for each Eligible Employee for a Plan Year is equal to the product of the Eligible Employee’s Ownership Incentive Award Percentage as set forth on Exhibit B (based on the Eligible Employee’s classification as of the MIP Record Date for the Plan Year for which the award is made) and the value of the Shares the Eligible Employee is deemed to own as of the last full trading day on the New York Stock Exchange (“NYSE”) for such Plan Year (or such other trading date as may be selected by the UPS Salary Committee), but not in excess of the Eligible Employee’s monthly rate of Base Salary.

4.2.2	Deemed Ownership and Value of Shares. An Eligible Employee will be deemed to own the number of Shares equal to the sum of (i) the number of Shares deposited in the Eligible Employee’s family group accounts, (ii) the number of his or her unvested Restricted Stock Units and RPUs, (iii) the number of his or her restricted Shares and (iv) the number of Shares held for the Eligible Employee’s UPS Deferred Compensation Plan account. The value of a Share will be equal to the closing price on the NYSE of a share of UPS Class B common stock on the date as of which deemed ownership of Shares is determined.

4.2.3

Year End Determinations. At the end of each Plan Year, the UPS Salary Committee will calculate the Ownership Incentive Award for each Eligible Employee (including each Management Committee Eligible Employee). The UPS Salary Committee will grant the Ownership Incentive Award to each Eligible Employee who is not a member of the UPS Management

Committee. At the UPS Salary Committee’s direction, each Eligible Employee will receive written notification of his or her award.

4.2.4	UPS Management Committee. The Committee must approve and grant the Ownership Incentive Award for any Eligible Employee who is a member of the UPS Management Committee.

4.3	Maximum Individual Award.

4.3.1	ICP Limitations. The value of the Electable Portion of the MIP Award for an Eligible Employee for any calendar year when added to the value of other cash awards made to that Eligible Employee under the ICP in the same calendar year shall not exceed the value of 600,000 Shares. The value of the portion of the MIP Award made in RPUs to an Eligible Employee for any calendar year when added to the value of other RPUs or Restricted Performance Shares granted under the ICP to that Eligible Employee in the same calendar year shall not exceed the value of 600,000 Shares.

4.3.2	Additional Management Committee Eligible Employee Limitations. The value of the Performance Incentive Award for a Management Committee Eligible Employee will not exceed the lesser of (i) the value determined in Section 4.3.1 and (ii) the maximum award determined by the Committee for the Plan Year in accordance with Section 5 below.

4.4	Pro-rated Awards. The UPS Salary Committee shall have broad discretion to establish rules for making pro-rated Performance Incentive Awards to Eligible Employees (other than Management Committee Eligible Employees) who are actively employed as full-time managers or supervisors for less than the entire Plan Year. Reasons for proration include, but are not limited to, the following: approved leaves of absence (including, but not limited to, disability leave, workers’ compensation leave, Family and Medical Act leave, military leave or personal leave), transfer from full-time management to part-time management status, mid-year hires, temporary assignments or death.

5.	Satisfaction of Internal Revenue Code Section 162(m) for Performance Incentive Award for Management Committee Eligible Employees. The MIP is intended to facilitate satisfaction of the Performance-Based Exception in order to maximize the deductibility of awards made to “covered employees” within the meaning of Code Section 162(m).

5.1

Performance Goals and Maximum Award. In accordance with Sections 11.2 and 11.3 of the ICP and no later than the 90th day of each Plan Year, the Committee will establish (i) the specific performance goal or goals from the performance measures described in ICP Section 11.3 that are required to be achieved for payment of Performance Incentive Awards to Management Committee Eligible Employees for such Plan Year, (ii) the Performance Incentive

Award Target for each Management Committee Eligible Employee based on his or her Annualized Salary as of January 1 of such Plan Year, and (iii) the maximum Performance Incentive Award for each Management Committee Eligible Employee, which may include the establishment of a bonus pool and a maximum percentage of such pool for each Management Committee Eligible Employee.

The UPS Salary Committee will make recommendations to the Committee regarding the performance goals and maximum awards.

5.2	Quarterly Reports. At least once during each quarter of the Plan Year, the UPS Salary Committee will provide information to the Committee on the actual year-to-date performance with respect to each of the business elements established by the UPS Salary Committee and each performance goal established by the Committee for such year and such other information as the Committee deems relevant to the exercise of its discretion under Section 5.3.

5.3	Committee Certification. Following the completion of each Plan Year, the UPS Salary Committee will report to the Committee actual Plan Year results with respect to each business element and performance goal and will make recommendations to the Committee. In accordance with Section 11.4 of the ICP, the Committee shall determine and certify in writing after completion of each Plan Year and prior to the payment of any portion of a Performance Incentive Award to a Management Committee Eligible Employee (i) that the specific performance goals identified in Section 5.1 and any other material terms applicable to the Performance Incentive Awards have been satisfied for the Plan Year and (ii) the amount of the Performance Incentive Award for each Management Committee Eligible Employee. The Committee may decrease, but may not increase, the maximum award for a Management Committee Eligible Employee taking into account the extent to which the performance goals were satisfied and such other factors as the Committee in its discretion chooses to apply. If the performance goals and other material terms applicable to Performance Incentive Awards are not satisfied, no Performance Incentive Awards will be paid to Management Committee Eligible Employees.

6.	Payment of Awards.

6.1	Form and Timing. Except as provided in Exhibit C, the MIP Award for any Plan Year shall be paid as follows:

6.1.1	Electable Portion. At the election of the Eligible Employee in accordance with Section 6.2.1, one-third (one-half for Eligible Employees classified as Mid Managers or Supervisors) of the value of the MIP Award (the “Electable Portion”) less applicable taxes will be (i) paid in cash or Shares or any combination thereof or (ii) contributed to a UPS tax-qualified defined contribution plan (subject to the terms and conditions of that plan), in each case no later than March 15 of the immediately following Plan Year.

6.1.2	RPUs. The remainder of the value of the MIP Award will be paid in the form of RPUs, the value of which is equal to two-thirds (one-half for Eligible Employees classified as Mid Managers or Supervisors) of the value of the MIP Award less applicable taxes. RPUs will be granted on or before March 15 of the immediately following Plan Year. A bookkeeping account will be maintained for RPU awards and such account will be adjusted for dividend equivalent units each time dividends are paid on Shares while the RPUs remain outstanding and unvested by (i) multiplying the cash dividend paid per Share by the number of unvested RPUs credited to the Eligible Employee’s account prior to adjustment for the dividend and (ii) dividing the product by the closing price on the NYSE of UPS Class B common stock on the last full trading day before the dividend is paid.

6.1.3	First MIP Award. Notwithstanding the foregoing, an Eligible Employee’s first MIP Award less applicable taxes will be paid no later than March 15 of the following Plan Year entirely in Shares.

6.2	Elections With Respect To Electable Portion.

6.2.1	Cash, Shares or Qualified Plan. Except as provided in Section 6.1.3 or in Exhibit C, an Eligible Employee (other than a Management Committee Eligible Employee) may elect in accordance with rules established by the UPS Salary Committee the extent to which the Electable Portion is paid in cash, Shares or contributed to a UPS tax-qualified defined contribution plan (subject to the terms and conditions of that plan). A Management Committee Eligible Employee may elect in accordance with rules established by the UPS Salary Committee the extent to which the Electable Portion is paid in cash or contributed to a UPS tax-qualified defined contribution plan (subject to the terms and conditions of that plan). Such election will be made before the date that the Electable Portion is scheduled to be paid and within the period established by the UPS Salary Committee for such elections. Any portion elected to be contributed to a tax-qualified plan that cannot be contributed to that plan because of the limitations on contributions to that plan will be paid to the Eligible Employee in cash.

6.2.2	UPS Deferred Compensation Plan. Prior to the beginning of the Plan Year during which a MIP Award is earned, Eligible Employees who are eligible to make deferral elections under the UPS Deferred Compensation Plan may elect to defer all or a portion of the Electable Portion of any award for such Plan Year in accordance with the terms of the UPS Deferred Compensation Plan.

6.3	Vesting.

6.3.1	Electable Portion. The Electable Portion vests on the MIP Eligibility Date for the Plan Year for which the MIP Award is made provided the Eligible Employee is continuously employed by the Company or an affiliate through such date. However, the UPS Salary Committee may establish rules that provide for vesting of the Electable Portion at other dates or under other circumstances for Eligible Employees who are not Management Committee Eligible Employees.

6.3.2	RPUs. Except as provided in Exhibit C, RPUs will vest 20% per year over 5 years with the first 20% vesting on January 15 of the year following the Plan Year in which the grant was made and thereafter 20% will vest on each subsequent January 15 provided the Eligible Employee remains continuously employed with the Company or an affiliate through such date. Shares attributable to the vested portion of an RPU will be transferred to the Eligible Employee no later than March 15 immediately following the end of the Plan Year in which vesting occurs. If employment terminates by reason of Disability or Retirement, the then unvested portion of the RPU will be fully vested, but Shares will be transferred to the former Eligible Employee at the rate of 20% per year as if the former Eligible Employee had continued to be employed with the Company or an affiliate. If employment terminates by reason of death, the unvested portion of the RPU award will vest completely upon the date of death and Shares attributable to the vested portion will be transferred to the estate of a deceased Eligible Employee within 90 days of the date of death. The UPS Salary Committee shall have broad discretion to vary the vesting terms of an RPU for an Eligible Employee who became an Employee as a result of an acquisition or a merger; provided, however, that any such recommendation with respect to an Eligible Employee who is a member of the UPS Management Committee must be approved by the Committee.

6.4	Tax Withholding. MIP Awards will be reduced for applicable taxes or the Eligible Employee shall remit taxes in accordance with Article 15 of the ICP.

7.	Miscellaneous.

7.1	Awards Subject to the Terms of the ICP. MIP Awards are subject to the terms of the ICP.

7.2

Section 409A Compliance. Each MIP Award is intended either to be exempt from Section 409A or to comply with Section 409A. The Electable Portion is intended to be exempt from Section 409A as a short term deferral. To the extent that benefits provided under RPUs constitute deferred compensation for purposes of Section 409A and to the extent that deferred compensation is payable upon a “separation from service” as defined in Section 409A, then if the Eligible

Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, to the minimum extent required by Section 409A of the Code, no amount of deferred compensation shall be paid or transferred to the Eligible Employee as a result of the Eligible Employee’s separation from service until the date which is the earlier of (i) the expiration of the six month and one day period measured from the date of the Eligible Employee’s separation from service or (ii) the date of the Eligible Employee’s death (the “Delay Period”). All amounts subject to the Delay Period shall be transferred to the Eligible Employee promptly after the Delay Period.

7.3	Amendment and Termination. The Committee may amend, alter, suspend or terminate the MIP and any award granted under the MIP at any time subject to the terms of the ICP; provided, however, that the Committee shall not have the power to make any amendment to the MIP or the terms of any Performance Incentive Award that would cause a Performance Incentive Award to a Management Committee Eligible Employee to fail to qualify for the Performance-Based Exception. The UPS Salary Committee shall have the authority to amend Exhibit C from time to time. Any amendment to Exhibit C shall be in writing, signed by all members of the UPS Salary Committee. A copy of any such amendment to Exhibit C shall be provided to the Committee and kept with the records of the MIP.

8.	Definitions. Except as set forth below, capitalized terms will have the meanings set forth in the ICP.

8.1	Annualized Salary. For each Plan Year, an Eligible Employee’s monthly rate of Base Salary determined as of the MIP Record Date multiplied by 12.

8.2	Base Salary. The annual or monthly rate, as applicable, of an Eligible Employee’s base salary as determined as of the MIP Record Date of the Plan Year for which the MIP Award is made or, if earlier, the date of death.

8.3	Committee. The Committee as defined in Section 1.1.

8.4	Company. United Parcel Service, Inc.

8.5	Disability. Disability as defined in the long-term disability plan of the Company or an affiliate under which the Eligible Employee is eligible for coverage or if there is no such plan, disability as determined by the UPS Salary Committee in its discretion for an Eligible Employee who is not a Management Committee Eligible Employee and by the Committee in its discretion for a Management Committee Eligible Employee.

8.6	Electable Portion. The portion of the MIP Award described in Section 6.1.1.

8.7

Eligible Employee. For each Plan Year, (i) an Employee (other than a Management Committee Eligible Employee) who is classified at the supervisor level or above on the MIP Record Date and satisfies such other eligibility criteria as may be developed from time to time by the UPS Salary Committee who is recommended by his or her managers and approved by the UPS Salary Committee and (ii) a Management Committee Eligible Employee.

8.8	ICP. The United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan, as amended from time to time.

8.9	Management Committee Eligible Employee. For any Plan Year, an Employee who is a member of the UPS Management Committee as of January 1 of that Plan Year. An Employee who becomes a member of the UPS Management Committee after January 1 will be treated as an Eligible Employee under Section 8.7(i) for the Plan Year in which he or she first becomes a member of the UPS Management Committee.

8.10	Management Incentive Award. The awards described in Article 10 of the ICP.

8.11	MIP. The UPS Management Incentive Program, as amended from time to time.

8.12	MIP Award. The Performance Incentive Award and the Ownership Incentive Award.

8.13	MIP Effective Date. The date described in Section 1.1.

8.14	MIP Eligibility Date. The last full business day of the Plan Year.

8.15	MIP Factor. For each Plan Year, the factor (expressed as a percentage) determined by the UPS Salary Committee pursuant to Section 4.1.3. to reflect performance with respect to the business elements identified for the Plan Year.

8.16	MIP Record Date. For each Plan Year, October 1 (or such other date as may be selected by the UPS Salary Committee).

8.17	NYSE. New York Stock Exchange.

8.18	Ownership Incentive Award. The award described in Section 4.2.

8.19	Ownership Incentive Award Percentage. The Ownership Incentive Award Percentage described in Exhibit B.

8.20	Performance Incentive Award. The award described in Section 4.1.

8.21	Performance Incentive Award Target. The Performance Incentive Award Target described in Exhibit A.

8.22	Plan Year. Calendar year, January 1 - December 31.

8.23	RPU. Restricted Performance Unit.

8.24	Shares. Shares of the Class A common stock of the Company.

EXHIBIT A

CLASSIFICATION As of MIP Record Date of the Plan Year for which the award is made.	PERFORMANCE INCENTIVE AWARD TARGET
CEO*	165%
Management Committee*	130%
Region Manager	90%
District Manager	85%
Region Staff Manager	75%
District Staff Manager	60%**
Mid Manager	34%**
Supervisor	17%**

*	For Management Committee Eligible Employees, classification is determined on January 1.
**	Supervisors, Mid Managers and District Staff Managers in selected business units or sales management positions may have different Performance Incentive Award Targets. See Exhibit C.

EXHIBIT B

CLASSIFICATION As of MIP Record Date of the Plan Year for which the award is made.	OWNERSHIP INCENTIVE AWARD PERCENTAGE
CEO	1.25%
Management Committee	1.50%
Region Managers	1.75%
District Managers	2.00%
Region Staff Managers	2.25%
District Staff Managers	2.50%
Mid Managers	3.00%
Supervisors	3.50%

An Ownership Incentive Award will not exceed the Eligible Employee’s monthly rate of Base Salary determined as of the MIP Record Date for such Plan Year.

EXHIBIT C

EXCEPTIONS

Section 6.1. Following are the exceptions to Section 6.1:

SCS Forwarding Middle Market Sales. For Eligible Employees classified as SCS Forwarding Middle Market Sales, the MIP Award for any Plan Year shall be paid as follows: Approximately one-half of the value of the MIP Award (the “Electable Portion”) will be (i) paid in cash through the Sales Incentive Plan (“SIP”) or (ii) contributed to a UPS tax-qualified defined contribution plan (subject to the terms and conditions of that plan), in each case no later than March 15 of the immediately following Plan Year. The remainder of the value of the MIP Award will be paid in the form of RPUs granted on or before March 15 of the immediately following Plan Year. Notwithstanding the foregoing, an Eligible Employee’s first MIP Award will be paid no later than March 15 of the following Plan Year approximately one-half in cash through the SIP and one-half in Shares.

UPS Freight Sales. For Eligible Employees classified as UPS Freight Sales, the MIP Award for any Plan Year shall be paid as follows: Approximately three-fourths of the value of the MIP Award (the “Electable Portion”) will be (i) paid in cash through the Sales Incentive Plan (“SIP”) or (ii) contributed to a UPS tax-qualified defined contribution plan (subject to the terms and conditions of that plan), in each case no later than March 15 of the immediately following Plan Year. The remainder of the value of the MIP Award will be paid in the form of RPUs granted on or before March 15 of the immediately following Plan Year. Notwithstanding the foregoing, an Eligible Employee’s first MIP Award will be paid no later than March 15 of the following Plan Year approximately three-fourths in cash through the SIP and one-quarter in Shares.

Special Rule for 2011 Award. For each Eligible Employee (other than a Management Committee Eligible Employee), one-half of the portion of the target Performance Incentive Award for the 2011 Plan Year that would be paid as the Electable Portion in 2012 if performance is achieved at target level (not to exceed the Eligible Employee’s monthly rate of Base Salary) will be paid to the Eligible Employee in cash in 2011. The Electable Portion of the Eligible Employee’s actual 2011 MIP Award will be reduced by the amount of cash paid to or on behalf of the Eligible Employee in 2011.

Section 6.2. Following are the exceptions to Section 6.2:

SCS Forwarding Middle Market Sales. Eligible Employees classified as SCS Forwarding Middle Market Sales are not entitled to elect to have their Electable Portion paid in Shares.

UPS Freight Sales. Eligible Employees classified as UPS Freight Sales are not entitled to elect to have their Electable Portion paid in Shares.

Special Rule for 2011 Award. Eligible Employees are not entitled to elect Shares for that portion of the 2011 MIP Award paid in 2011.

Section 6.3.2 Following are the exceptions to Section 6.3.2:

For an Eligible Employee who first became an Employee of the Company or an affiliate as a result of being an employee of a business that was acquired by the Company or an affiliate prior to 2011, if employment terminates for any reason at or after age 55 with 3 years of service, the then unvested portion of the Eligible Employee’s RPU will be fully vested, but Shares will be transferred to the former Eligible Employee at the rate of 20% per year as if the former Eligible Employee continued to be employed with the Company or an affiliate.

For Eligible Employees who are employed in Canada, RPUs will vest 20% per year for the first two years beginning on January 15 of the year following the Plan Year in which the grant was made and the remaining 60% will vest on January 15 of the Plan Year following the Plan Year that includes the second anniversary of the grant provided that the Eligible Employee remains continuously employed with the Company or an affiliate through each such date.

Exhibit A. Following are the exceptions to Exhibit A:

District Staff Managers may have a Performance Incentive Award Target from 50%-60%.

Mid Managers may have a Performance Incentive Award Target from 17%-34%.

Supervisors may have a Performance Incentive Award Target from 9%-17%.